EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                OF CELERITY SYSTEMS, INC., A DELAWARE CORPORATION

The Corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL") does hereby certify:

FIRST: That at a meeting of the Directors of CELERITY SYSTEMS, INC., resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation shall be amended by changing Article FIRST thereof such that, as amended, the Article shall be and read as follows:

      The name of the Corporation is Homeland Security Capital Corporation.

RESOLVED, that the first sentence of Article FOURTH shall be deleted in its entirety and replaced with the following provision, so that, as amended, said first sentence of Article FOURTH shall read in its entirety as follows:

      The total number of shares of capital stock that the Corporation has authority to issue is (i) twenty billion (20,000,000,000) shares of Common Stock with a par value of $0.001 per share (the "Common Stock") and (ii) three million (3,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Designated Preferred Stock").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the DGCL.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendments.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 5th day of January, 2006.

By: /s/ C. Thomas McMillen
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    Authorized Officer

Title: President and Chief Executive Officer

Name: C. Thomas McMillen
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      Print or Type


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